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                                    EXHIBIT 5

               Opinion and Consent of Brobeck, Phleger & Harrison


                                 July 28, 1997






ENDOSONICS CORPORATION
2870 Kilgore Road
Rancho Cordova, CA  95670


         Re: Endosonics Corporation (the "Company") Registration Statement on Form S-8 for Offering of an aggregate of 2,053,500 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 1,900,000 shares of Common Stock to be issued under the Endosonics Corporation Restated 1988 Stock Option Plan (the "1988 Plan"), (ii) 25,000 shares of Common Stock to be issued pursuant to a Written Compensation Agreement between the Company and Mr. Salquist (the "Salquist Option") and (iii) 128,500 shares of Common Stock issuable under the Cardiometrics, Inc. 1995 Stock Incentive Plan as assumed by the Company (the "Assumed Plan Options"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Restated 1988 Plan, the Salquist Option and the Assumed Plan Options and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,


                                         /s/ Brobeck, Phleger & Harrison LLP
                                         -----------------------------------
                                         BROBECK, PHLEGER & HARRISON LLP